Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS AND

DECLARES A $0.40 PER COMMON SHARE QUARTERLY DIVIDEND

New York, NY, February 26, 2014 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and full year ended December 31, 2013.

2013 Highlights

•	Generated $73.1 million of net interest income from the Company’s $849 million investment portfolio, which had a weighted average underwritten internal rate of return (“IRR”) of approximately 12.9% and a levered weighted average underwritten IRR of approximately 14.1% at December 31, 2013;

•	Increased Operating Earnings (a non-GAAP financial measure defined below) 52% to $51.4 million for the year ended December 31, 2013, as compared to $33.9 million for the year ended December 31, 2012;

•	Completed $525 million of commercial real estate debt investments consisting of a combination of first mortgage loans, subordinate financings and commercial mortgage backed securities (“CMBS”) with a weighted average IRR of 13%;

•	Agreed to make a $50 million (€38 million) investment in an entity that has agreed to acquire a minority participation in KBC Bank Deutschland AG, the German subsidiary of Belgian KBC Group NV; and

•	Raised $148.4 million of capital through a common stock offering.

“2013 was a year of significant progress for ARI, as the Company grew and diversified its commercial real estate debt portfolio and expanded its capital base,” said Stuart Rothstein, Chief Executive Officer of the Company. “ARI completed over $525 million of commercial real estate debt investments in 2013, our most active year since the Company went public in 2009. We believe the Company continues to develop a reputation with commercial real estate owners, brokers and lenders as a best-in-class provider of capital solutions. As we look ahead to 2014, we are confident in our ability to build upon ARI’s existing momentum, further grow and diversify the Company’s high quality investment portfolio and expand our operating platform.”

Fourth Quarter and Full Year 2013 Operating Results

The Company reported Operating Earnings of $14.5 million, or $0.39 per share, for the three months ended December 31, 2013, as compared to Operating Earnings of $7.4 million, or $0.27 per share, for the three months ended December 31, 2012. Net income available to common stockholders for the three months ended December 31, 2013 was $14.0 million, or $0.37 per share, as compared to net income available to common stockholders of $7.1 million, or $0.26 per share, for the three months ended December 31, 2012.

For the year ended December 31, 2013, the Company reported Operating Earnings of $51.4 million, or $1.44 per share, as compared to Operating Earnings of $33.9 million, or $1.50 per share, for the year ended December 31, 2012. Net income available to common stockholders for the year ended December 31, 2013 was $45.0 million, or $1.26 per share, as compared to net income available to common stockholders of $37.1 million, or $1.64 per share, for the year ended December 31, 2012.

Fourth Quarter Investment and Portfolio Activity

New Investments – During the fourth quarter of 2013, ARI closed three transactions totaling $116.5 million. The transactions include the following:

•	$47.0 million of mezzanine participations secured by a pledge of the equity interests in a borrower that owns a healthcare portfolio consisting of 193 skilled nursing facilities, long-term acute care hospitals and senior housing facilities. The mezzanine participations, which ARI purchased at par, had a remaining nine-month term and are part of a $92 million floating-rate senior mezzanine loan. ARI’s loan basis, inclusive of cash held for collateral, represents an underwritten loan-to-value (“LTV”) of 58%. The mezzanine participations were underwritten to generate an IRR of approximately 12%;

•	$50.0 million mezzanine loan secured by a pledge of the equity interests in a borrower that owns a portfolio of seven office parks throughout Florida. The mezzanine loan is part of a $450 million, five-year (three year initial term with two one-year extension options) floating rate loan consisting of a $400 million first mortgage and ARI’s $50 million mezzanine loan. ARI’s loan basis represents an underwritten LTV of 82%. The mezzanine loan was underwritten to generate an IRR of approximately 12%; and

•	$19.5 million preferred equity investment ($17.0 million of which was funded at closing) with a five-year term for the refinancing of a portfolio of three multifamily properties totaling 1,328 units located in Florida and Illinois, 70 for-sale condominium units located in Atlanta, Georgia and a 48-room hotel located in Miami, Florida. The portfolio is owned by an international commercial real estate owner and operator, who provided a full payment guarantee on ARI’s preferred equity investment. On a fully funded basis, the preferred equity investment has an underwritten LTV of 90% and has been underwritten to generate an IRR of 16%.

CMBS Investments – During the quarter, the Company acquired legacy CMBS originally rated AAA with an aggregate purchase price of $42.5 million. ARI financed the CMBS utilizing $42.5 million of borrowings under the Company’s repurchase facility with UBS AG (the “UBS Facility”) and pledged $9.6 million of cash with respect to such borrowings. In total, the Company has used the UBS Facility to purchase $133.9 million of legacy CMBS originally rated AAA and pledged $30.1 million of cash. The CMBS have a weighted average life of 3.7 years and have been underwritten to generate an IRR of 13%.

Repayment of Investments

•	In October, ARI received a $25.0 million principal repayment from a mezzanine loan secured by the equity interests in the owner of a portfolio of hotels in New York City. ARI realized a 12% IRR on this mezzanine investment;

•	In November, ARI received a $22.0 million principal repayment from a subordinate financing secured by a retail center in Woodbridge, Virginia. ARI realized a 15% IRR on this investment; and

•	In November, ARI received full repayment of the Hilton CMBS at par, resulting in proceeds of $24.1 million. ARI realized a 16% IRR on the Hilton CMBS.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s investments at December 31, 2013 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average IRR (2)	Levered Weighted Average IRR(3)
First mortgage loans	$161,099	9.7%	$20,383	2.7%	$140,716	11.9%	21.6%
Subordinate loans	497,484	12.4	—	—	497,484	13.1	13.1
CMBS	190,178	5.3	181,650	2.4	38,655	13.9	13.9

Total	$848,761	10.3%	$202,033	2.4%	$676,855	12.9%	14.1%

(1)	Includes $30,127 of restricted cash related to the UBS Facility.
(2)

The IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager (the “Manager”), calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings under the master repurchase agreement with Wells Fargo Bank, N.A. (the “Wells Facility”) remains constant over the remaining terms and extension terms under this facility. With respect to certain loans, the IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.
(3)	The Company’s ability to achieve its underwritten levered weighted average IRR with regard to its portfolio of first mortgage loans is additionally dependent upon the Company utilizing the master repurchase agreement with JPMorgan Chase Bank, N.A. (the “JPMorgan Facility”) or any replacement facility and re-borrowing approximately $69,000 in total. Without such re-borrowing, the levered weighted average IRRs will be as indicated in the Current Weighted Average IRR column above.

Book Value

The Company’s GAAP book value per share at December 31, 2013 was $16.18, which was unchanged from book value per share at September 30, 2013. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s financial assets at December 31, 2013 was approximately $9.0 million greater than the carrying value of the Company’s investment portfolio as of the same date. This represents a premium of $0.24 per share over the Company’s GAAP book value as of December 31, 2013, and results in an estimated market value per share of approximately $16.42.

Subsequent Events

New Investment – In February 2014, ARI provided an $80.0 million, floating rate first mortgage loan ($25 million of which was funded at closing) for the development of a 50-unit luxury residential condominium in Montgomery County, Maryland. ARI’s loan is funding the first phase of a two-phase development and has a 30-month term with a 6-month extension option. On a fully funded basis, the first mortgage loan represents an underwritten loan-to-net sellout of approximately 68% and has been underwritten to generate a 15% IRR.

Repayment of Investment – In January 2014, ARI received a $15 million principal repayment from a mezzanine loan secured by a pledge of the equity interests in the owner of a New York City hotel. ARI realized a 14% IRR on this mezzanine investment.

Amendment of Wells Facility

In February, the maturity date of the Wells Facility with respect to the outstanding borrowings used to provide financing for the AAA CMBS was extended to March 2015. In addition, the Company reduced the interest rate to LIBOR + 80 basis points from LIBOR + 105 basis points.

Dividend – The Board of Directors declared a dividend of $0.40 per share of common stock, which is payable on April 14, 2014 to common stockholders of record on March 31, 2014.

Annual Meeting – The Board of Directors set March 10, 2014 as the record date for the Company’s 2014 Annual Meeting of Stockholders. The 2014 Annual Meeting of Stockholders will be held on April 29, 2014 at 9:00 am Eastern Time at the offices of Clifford Chance US LLP at 31 West 52nd Street, New York, New York 10019.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding) and (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share with net income available to common stockholders and net income available to common stockholders per share for the three and twelve months ended December 31, 2013 and December 31, 2012 ($ amounts in thousands, except share and per share data):

	Three Months Ended December 31, 2013	Earnings Per Share (Diluted)	Three Months Ended December 31, 2012	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$14,004	$0.37	$7,108	$0.26
Adjustments:
Unrealized (gain) on securities	(908)	(0.02)	(16)	—
Unrealized (gain) on derivative instruments	—	—	(96)	—
Equity-based compensation expense	1,392	0.04	380	0.01

Total adjustments:	484	0.02	268	0.01

Operating Earnings	$14,488	$0.39	$7,376	$0.27

Basic weighted average Common shares outstanding:	36,886,619		27,297,600
Diluted weighted average Common shares outstanding:	37,390,369		27,608,787

	Twelve Months Ended December 31, 2013	Earnings Per Share (Diluted)	Twelve Months Ended December 31, 2012	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$45,045	$1.26	$37,102	$1.64
Adjustments:
Unrealized (gain)/loss on securities	3,065	0.09	(6,489)	(0.29)
Unrealized (gain) on derivative instruments	(155)	(0.01)	(323)	(0.01)
Equity-based compensation expense	3,488	0.10	3,624	0.16

Total adjustments:	6,398	0.18	(3,188)	(0.14)

Operating Earnings	$51,443	$1.44	$33,914	$1.50

Basic weighted average Common shares outstanding:	35,212,211		22,259,386
Diluted weighted average Common shares outstanding:	35,679,755		22,648,819

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, February 27, 2014 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2013 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 44523584). Please note the teleconference call will be available for replay beginning at 12:00 p.m. on Thursday, February 27, 2014, and ending at midnight on Wednesday, March 5, 2014. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 44523584.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, invests in, acquires and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments throughout the U.S. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $161.2 billion of assets under management at December 31, 2013.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	December 31, 2013	December 31, 2012
Assets:
Cash	$20,096	$108,619
Restricted cash	30,127	—
Securities available-for-sale, at estimated fair value	33,362	67,079
Securities, at estimated fair value	158,086	211,809
Commercial mortgage loans, held for investment	161,099	142,921
Subordinate loans, held for investment	497,484	246,246
Repurchase agreements, held for investment	—	6,598
Interest receivable	6,022	4,277
Deferred financing costs, net	628	678
Other assets	600	203

Total Assets	$907,504	$788,430

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$202,033	$225,158
Derivative instruments, net	—	155
Accounts payable and accrued expenses	2,660	1,265
Payable to related party	2,628	2,037
Dividends payable	17,227	12,891

Total Liabilities	224,548	241,506

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2013 and 2012	35	35
Common stock, $0.01 par value, 450,000,000 shares authorized, 36,888,467 and 28,044,106 shares issued and outstanding in 2013 and 2012, respectively	369	280
Additional paid-in-capital	697,610	546,065
Retained earnings (accumulated deficit)	(14,188)	574
Accumulated other comprehensive loss	(870)	(30)

Total Stockholders’ Equity	682,956	546,924

Total Liabilities and Stockholders’ Equity	$907,504	$788,430

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net interest income:
Interest income from securities	$3,633	$3,120	$12,267	$15,347
Interest income from commercial mortgage loans	3,812	2,930	16,034	10,780
Interest income from subordinate loans	14,026	7,350	49,162	24,666
Interest income from repurchase agreements	—	366	—	6,286
Interest expense	(1,450)	(1,463)	(4,356)	(8,402)

Net interest income	20,021	12,303	73,107	48,677

Operating expenses:
General and administrative expenses (includes $1,392 and $3,488 of equity-based compensation in 2013 and $380 and $3,624 in 2012, respectively)	(2,438)	(1,315)	(7,563)	(8,543)
Management fees to related party	(2,627)	(2,040)	(10,012)	(6,139)

Total operating expenses	(5,065)	(3,355)	(17,575)	(14,682)
Interest income from cash balances	1	6	20	7
Realized gain on sale of securities	—	—	—	262
Unrealized gain (loss) on securities	908	16	(3,065)	6,489
Loss on derivative instruments (includes $0 and $155 of unrealized gains in 2013 and $96 and $323 of unrealized gains in 2012, respectively)	(1)	(2)	(2)	(572)

Net income	15,864	8,968	52,485	40,181

Preferred dividend	(1,860)	(1,860)	(7,440)	(3,079)

Net income available to common stockholders	$14,004	$7,108	$45,045	$37,102

Basic and diluted net income per share of common stock	$0.37	$0.26	$1.26	$1.64

Basic weighted average common shares outstanding	36,886,619	27,297,600	35,212,211	22,259,386

Diluted weighted average common shares outstanding	37,390,369	27,608,787	35,679,755	22,648,819

Dividend declared per share of common stock	$0.40	$0.40	$1.60	$1.60